[FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
MAR 31, 1987]

                            ARTICLES OF INCORPORATION

                                       OF

                             EDGAR-GARSIDE CO., INC.

         The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

                                    Article I

                                      Name

         The name of the corporation is Edgar-Garside Co., Inc.

                                   Article II

                                    Duration

         The duration of the corporation is perpetual.

                                   Article III

                                    Purposes

The purposes for which this corporation is organized are:

     Section 1. To seek for and acquire business opportunities both within and outside the State of Nevada in any field whatsoever and to engage in any business, including, but not limited to, the business of the acquired opportunity. Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or otherwise dispose of, invest trade, deal in and with real and personal property, of every kind, class and description.

         Section 3. To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

     Section 4. To enter or execute contracts of any kind and character,  sealed
or  unsealed,  with  individuals,   firms,  associations,   corporations

(private, public or municipal), political subdivisions of the United States or with the Government of the United States.

         Section 5. To acquire and develop any interest in patents, trademarks, and copyrights connected with the business of the corporation.

         Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

     Section 7. To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets business and good will of any one or more persons, firms, associations, or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash, property or the corporation's own or other securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.
         Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

         Section 9. To reorganize, as an incorporator, or cause to be organized under the laws of any state of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged, or consolidated.

         Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the corporation.

         Section 11. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

                                   Article IV

                                 Capitalization

         Section 1. The authorized capital of this corporation shall consist of fifty million common shares, par value $.001 per share. Each share shall have equal rights as to voting and in the event of dissolution or liquidation. There shall be no cumulative voting by shareholders.

         Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

         Section 3. The common stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                    Article V

                                Principal Office

         The address of the principal office of the corporation is 3011 Rochelle Avenue, Clark County, Las Vegas, Nevada 89121. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   Article VI

                                    Directors

         The corporation shall be governed by a Board of Directors and shall have not less than three (3) nor more than seven (7) directors as determined, from time to time, by the Board of Directors; provided, however, that if the corporation shall at any time have fewer than three (3) shareholders, the Board of Directors may consist of fewer than three (3) directors, but in no event fewer than the total number of such shareholders. The original Board of Directors shall be comprised of three (3) persons. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

                           Connie S. Ross
                           45366 South Highland Drive
                           Salt Lake City, Utah 84117

                           Edward H. Hall
                           341 East South Temple
                           Suite 100 A
                           Salt Lake City, Utah 84111

                           David K. Garside
                           Suite 404 Boston Building
                           Salt Lake City, Utah 84111



                                   Article VII

                                 Indemnification

         As the Board of Directors may from time to time provide in the By-laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

                                  Article VIII

                                  Incorporators

         The name and address of the incorporator is:

                           Connie S. Ross
                           4636 South Highland Drive
                           Salt Lake City, Utah   84117

Dated this        20         day of March, 1987.

                                                           /s/ Connie S. Ross
                                                           -------------------
                                                           Connie S. Ross

[State of Utah, County of
Salt Lake Notarial Seal]